POOL CORPORATION ANNOUNCES DIRECTOR APPOINTMENT
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COVINGTON, LA. (June 5, 2024) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) appointed Kevin M. Murphy to serve as a director upon recommendation of the Nominating and Corporate Governance Committee. The Board appointed him to serve effective June 3, 2024, until the 2025 annual meeting of shareholders, at which time he will stand for election by Pool Corporation’s shareholders. With this appointment, the Board increased its size from eight to nine members.

Mr. Murphy is the Chief Executive Officer of Ferguson plc, a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. Mr. Murphy has served in various leadership roles since joining Ferguson in 1999, including as Chief Operating Officer of Ferguson’s U.S. business from 2007 to 2017 and CEO, U.S. from 2017 until his appointment as group CEO in 2019.

John E. Stokely, Chairman of the Board, commented, “During Kevin’s tenure at Ferguson, his focus on transformation has provided avenues of growth and profitability for the company, while also improving the customer experience through digital technology and e-Commerce initiatives. Kevin’s extensive knowledge of the distribution sector, focus on customer service and proven ability as an innovator make him a valuable asset to POOLCORP. On behalf of the Board, we look forward to working with Kevin to continue providing exceptional value to our shareholders.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 440 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

Investor Relations Contacts:

Kristin S. Byars
985.801.5153
kristin.byars@poolcorp.com

Curtis J. Scheel
985.801.5341
curtis.scheel@poolcorp.com